Exhibit 99.1

For release at 1:05 PM PT, on 08/04/16

Iteris Reports Record First Quarter Revenue Across all Business Segments

and Improved Operating Results

Total Revenue Increased 30% Year Over Year

SANTA ANA, Calif. — August 4, 2016 —— Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal first quarter ended June 30, 2016.

Fiscal First Quarter 2017 Financial Highlights

•                  Record total revenue of $23.9 million, up 30% over Q1 a year ago

•                  Transportation Systems revenue increased 59% over Q1 a year ago to $12.4 million

•                  Agriculture and Weather Analytics (formerly known as Performance Analytics) revenue increased 38% over Q1 a year ago to $0.9 million

•                  Roadway Sensors revenue increased 7% over Q1 a year ago to $10.6 million

•                  Significantly improved Operating Results year over year

Management commentary:

“We are pleased to report record revenue and improved operating results for the fiscal first quarter reflecting continued growth in our transportation segments, as well as growing revenue contribution from our ClearAg digital agriculture platform,” said Joe Bergera, President and CEO. “Our solid quarterly results across all lines of business provide us with a strong start to our new fiscal year.”

“We remain highly disciplined in our approach to the transportation and agriculture markets - two large end-markets with powerful secular trends and substantial growth potential. We made some thoughtful investments over the past few quarters, which have produced significant revenue growth. In turn, this growth has contributed to sizable improvements in our operating results.”

Business Segment Reassignment

Beginning in our first fiscal quarter of 2017, certain operations that were previously within the Agriculture and Weather Analytics segment (formerly known as Performance Analytics), specifically our performance measurement and information management solution iPeMS and related traffic consulting services, were reassigned to the Transportation Systems segment to better align our traffic analytics capabilities, resources and initiatives. Prior year segment information presented in the table below has been re-classified to reflect this change.

GAAP Fiscal First Quarter 2017 Financial Results

Total revenues in the first quarter of fiscal 2017 increased 30% to a record $23.9 million, compared to $18.4 million in the same quarter a year ago. This growth was primarily driven by a 59% increase in Transportation Systems, and to a lesser extent, a 7% increase in Roadway Sensors and a 38% increase in Agriculture and Weather Analytics revenues. The Transportation Systems segment experienced significant backlog growth during the second half of Fiscal 2016, which contributed to revenue growth in our first fiscal quarter of 2017.

Operating expenses in the first quarter were $9.5 million, compared to $8.1 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Agriculture and Weather Analytics segment where employee headcount was increased to support the sales and marketing of the Company’s ClearAg solutions. The increase in operating expenses was also attributable to increased headcount in corporate headquarters general and administrative positions.

Operating loss in the first quarter was $90,000, compared to an operating loss of approximately $446,000 in the same quarter a year ago. Net loss in the first quarter was $38,000 or ($0.00) per share, compared to a net loss of $192,000 or ($0.01) per share in the year-ago quarter.

Non-GAAP Fiscal Q1 2017 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted loss per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; and (d) the estimated income tax effect of the foregoing non-GAAP adjustments.   A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended June 30, 2016 and 2015.

Non-GAAP operating expenses in the first quarter increased to $9.5 million, compared to $7.7 million in the same quarter a year ago. Non-GAAP operating loss in the first quarter was $90,000, compared to an operating loss of $140,000 in the same quarter a year ago. Non-GAAP net loss in the first quarter was $38,000, or ($0.00) per share, compared to a net income of $54,000, or $0.00 per share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal first quarter 2017 results.

Date: Thursday, August 4, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-329-8893
International dial-in number: 1-719-457-2085
Conference ID: 9877294

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 18, 2016. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions to create better communities. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate actionable insights that lead to safer transportation and smarter farming. Municipalities and government agencies use our transportation solutions for safer and more efficient mobility. Crop science companies, farmers and agronomists around the world use our agriculture solutions for sustainable and more productive farming. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	March 31,
	2016	2016

ASSETS:
Cash	$15,086	$16,029
Trade accounts receivable, net	13,259	13,241
Costs and estimated earnings in excess of billings on uncompleted contracts	5,991	5,250
Inventories	2,640	3,153
Prepaid expenses and other current assets	1,872	1,505
Total current assets	38,848	39,178

Property and equipment, net	2,242	2,139
Goodwill	17,318	17,318
Intangible and other assets, net	1,419	1,385
Total assets	$59,827	$60,020

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$12,629	$12,633
Billings in excess of costs and estimated earnings on uncompleted contracts	1,924	2,294
Total current liabilities	14,553	14,927
Long-term liabilities	1,612	1,631
Total liabilities	16,165	16,558
Stockholders’ equity	43,662	43,462
Total liabilities and stockholders’ equity	$59,827	$60,020

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2016	2015

Total revenues	$23,927	$18,365
Cost of revenues	14,518	10,728
Gross profit	9,409	7,637
Operating expenses:
Selling, general and administrative	7,805	6,488
Research and development	1,610	1,503
Amortization of intangible assets	84	92
Total operating expenses	9,499	8,083
Operating loss	(90)	(446)
Non-operating (expense) income:
Other (expense), net	(4)	—
Interest income, net	1	4
Loss from continuing operations before income taxes	(93)	(442)
(Expense) benefit for income taxes	(1)	198
Loss from continuing operations	(94)	(244)
Gain on sale of discontinued operation, net of tax	56	52
Net loss	$(38)	$(192)

Loss per share from continuing operations – basic and diluted	$(0.00)	$(0.01)
Gain per share from sale of discontinued operation – basic and diluted	$0.00	$0.00
Net loss per share - basic and diluted	$(0.00)	$(0.01)

Shares used in basic per share calculations	32,052	32,203
Shares used in diluted per share calculations	32,052	32,203

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Agriculture & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2016
Total revenues	$10,604	$12,401	$922	$23,927

Segment operating income (loss)	$2,309	$2,346	$(1,614)	$3,041
Corporate and other income (expense), net				(3,047)
Amortization of intangible assets				(84)
Operating loss				$(90)

	Roadway Sensors	Transportation Systems	Agriculture & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2015
Total revenues	$9,905	$7,794	$666	$18,365

Segment operating income (loss)	$2,740	$851	$(1,308)	$2,283
Corporate and other income (expense), net				(2,637)
Amortization of intangible assets				(92)
Operating loss				$(446)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net (loss) income and non-GAAP basic and diluted (loss) earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; and (d) the estimated income tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, approximately $150,000 of fee overruns were recorded into the three month period ending June 30, 2015.

b)             Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016.

c)              On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred approximately $86,000 in severance related expenses in the first fiscal quarter of 2016.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,
	2016	2015

GAAP net loss	$(38)	$(192)

GAAP loss per share from continuing operations - basic and diluted	$(0.00)	$(0.01)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses:
Audit fee overrun (a)	$—	$(150)
Financial consulting services (b)	—	(161)
Executive management severance costs (c)	—	(86)
Total excluded from operating expenses	$—	$(397)

Total excluded operating loss	$—	$(397)

Income tax effect on non-GAAP adjustments (d)	—	151
Total excluded from operating expenses after income tax effect	$—	$(246)

Non-GAAP net (loss) income	$(38)	$54

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.00)	$0.00

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating Loss to Non-GAAP Operating Loss

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,
	2016	2015
GAAP operating expenses	$9,499	$8,083
Audit fee overrun (a)	—	(150)
Financial consulting services (b)	—	(161)
Executive management severance costs (c)	—	(86)
Non-GAAP operating expenses	$9,499	$7,686

GAAP operating loss	$(90)	$(446)
Audit fee overrun (a)	—	(150)
Financial consulting services (b)	—	(161)
Executive management severance costs (c)	—	(86)
Non-GAAP operating loss	$(90)	$(140)